UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2026

Charlotte’s Web Holdings, Inc.
(Exact name of registrant as specified in its charter)

British Columbia	000-56364	98-1508633
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Tech Court Louisville, Colorado	80027
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (720) 617-7303

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
N/A	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry Into a Material Definitive Agreement.

On November 14, 2022, Charlotte's Web Holdings, Inc. (the "Company"), entered into a subscription agreement with BT DE Investments Inc. ("BAT"), a wholly owned subsidiary of British American Tobacco p.l.c., providing for the issuance of a convertible debenture held by BAT in the principal amount of C$75,341,080 (US$54 million) (the "Convertible Debenture"). The Convertible Debenture accrues interest at a stated annualized rate of 5% until such time that there is federal regulation permitting the use of cannabidiol ("CBD"), a phytocannabinoid derived from the plant Cannabis sativa L. as an ingredient in food products and dietary supplements in the United States. Following federal regulation of CBD, the stated annualized rate of interest shall reduce to 1.5%. The maturity date for the Convertible Debenture is November 14, 2029 (the "Maturity Date").

The principal amount of the Convertible Debenture is currently convertible at the option of the holder into common shares of the Company ("Common Shares") at any time prior to the close of business on the business day prior to the Maturity Date, at a conversion price of C$2.00 per Common Share, subject to customary anti-dilution adjustments (the “Conversion Price”). Accrued and unpaid interest is currently convertible into Common Shares at a price equal to the five-day volume-weighted average price of the Common Shares on the Toronto Stock Exchange (the “TSX”) as of the trading day prior to the date of the applicable conversion notice (“Interest Conversion Price”).

Pursuant to the Convertible Debenture, unless the Company has obtained shareholder approval, BAT shall not convert the Convertible Debenture, in whole or in part, if and to the extent that, as a result of such conversion, BAT would beneficially own or exercise control or direction over, in excess of 19.9% of the number of Common Shares outstanding immediately after giving effect to such conversion (such limit, the “Conversion Cap”).

Subscription Agreement

On March 30, 2026, the Company and BAT entered into a subscription agreement (the “Subscription Agreement”) which provides for the purchase and sale of that number of Common Shares (the "Investment") that is equal to the quotient of US$10,000,000 (approximately C$13.9 million at current exchange rates), as converted into Canadian Dollars, divided by the greater of: (i) C$0.94 per share, and (ii) a dollar amount equal to the maximum discount available pursuant to section 607 of the TSX Company Manual applied to the 5-day volume weighted average price of the Common Shares on the TSX for the five consecutive trading days ending on and including the business day immediately preceding the closing date of the Investment. The maximum number of Common Shares to be issued to BAT under the Investment is 14,760,638 Common Shares. The Investment provides important additional capital at a critical stage in the Company’s development The Investment is expected to close on or around May 28, 2026 (the “Closing”). The Investment together with the conversion of the Convertible Debenture (as defined below), will result in the issuance of approximately 110 million Common Shares to BAT and represents a total equity commitment from BAT of approximately C$103 million (approximately US$75 million).

Convertible Debenture Amendment

In connection with and concurrently with the Closing, the Company and BAT will enter into an amendment and conversion notice (the “Amendment and Conversion Notice”) to amend the terms of the Convertible Debenture to: (i) amend the Conversion Price from C$2.00 to C$0.94 per share; (ii) amend the Interest Conversion Price to C$0.94 per share; and (iii) increase the applicable threshold for purposes of the Conversion Cap from 19.9% to 40.8% (collectively, the “Amendment”). The effect of the Amendment is that the Convertible Debenture is convertible into 95,281,277 Common Shares, which is equal to 68.9% of the Company’s 159,683,953 Common Shares currently outstanding as of the date hereof and approximately 40.8% of the Common Shares (calculated on a non-diluted basis) based on 269,725,868 Common Shares expected to be issued and outstanding on completion of the Investment and conversion of the Convertible Debenture. A form of the Amendment and Conversion Notice is filed herewith as Schedule D to the Subscription Agreement filed herewith as Exhibit 10.1.

Convertible Debenture Conversion

Immediately following the effectiveness of the Amendment, BAT will convert the principal amount of, and all accrued but unpaid interest on, the Convertible Debenture into 95,281,277 Common Shares.

Amended and Restated Investor Rights Agreement

In connection with the issuance of the Convertible Debenture on November 14, 2022, BAT and the Company entered into an investor rights agreement dated November 14, 2022, which, effective upon completion of the Transaction, they have agreed to amend and restate to provide, among other things, (a) that BAT will have the right to nominate directors in line with its pro rata equity ownership (provided BAT will in any case have the right to nominate at least two directors) for so long as they hold at least 10% of the Company's equity, (b) for certain restrictions on equity issuances and indebtedness, and (c) for certain changes to BAT's existing customary top-up rights.

The following summary of the investor rights agreement after giving effect to such amendments (the “Amended & Restated IRA") agreed to by the parties in connection with the execution of the Subscription Agreement does not purport to be a complete description of all the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the complete text of the Amended & Restated IRA when entered into, a form of which is filed herewith as Schedule C to the Subscription Agreement filed herewith as Exhibit 10.1.

Nomination Rights

Pursuant to the Amended & Restated IRA, BAT will be entitled to designate a certain number of nominees to be elected to the board of directors of the Company (the "Board") in proportion to BAT’s partially diluted ownership percentage, provided that BAT will not at any time be entitled to fewer than two nominees as long as it continues to beneficially own at least 10% of the Common Shares on a partially diluted basis. BAT will be entitled, subject to the terms and conditions of its nomination rights, to replace its nominee directors from time to time. If BAT’s Common Share ownership level declines below the threshold required to maintain the number of seats it holds, BAT will be afforded a cure period to acquire additional securities to restore the required ownership percentage. The Board nomination rights, including the right to a minimum of two nominees, terminate if BAT’s partially diluted ownership percentage falls below 10%.

Demand & Piggyback Registration Rights

The Common Shares issued to BAT will be subject to resale restrictions under applicable securities laws. In particular, the Common Shares will be issued as “restricted securities” as defined in Rule 144(a)(3) under the United States Securities Act of 1933, as amended, and subject to resale restrictions under Canadian securities laws. Pursuant to the Amended & Restated IRA, the Company will be required to file a prospectus offering Common Shares that BAT requests to be registered from time to time, but not more than three times in total or once in any one 12-month period and subject to certain additional conditions set out in the Amended & Restated IRA. In certain circumstances, BAT will have piggyback registration rights on offerings initiated by the Company.

Standstill Provision

For a period of two years following the date of the Amended & Restated IRA, BAT will not, without the consent of the Company, and subject to certain exceptions, directly or indirectly or jointly or in concert with any other person: (i) acquire any additional securities of the Company or any of its subsidiaries that would result in the BAT owning 49% or more of the Company’s securities on a partially diluted basis; (ii) enter into any acquisition of, or other business combination involving, the Company or any of its subsidiaries; (iii) solicit proxies from the shareholders or otherwise attempting to influence the conduct of the shareholders; (iv) make any public announcement or take any action with respect to the foregoing; or (v) advise, assist or encourage any other person to do, or take any action inconsistent with, any of the foregoing.

Pre-Emptive Rights

Under the Amended & Restated IRA, BAT will be granted a pre‑emptive right (the “Pre-Emptive Right”) that will allow it to maintain its proportional ownership in the Company whenever the Company issues new securities, except in connection with certain exempt distributions made by the Company.The new securities may be purchased on the same terms and conditions as investors in the applicable distribution. The Pre‑Emptive Right will remain available only for as long as BAT continues to beneficially own at least 10% of the Common Shares on a partially diluted basis.

Extension of Top-Up Rights

The Amended & Restated IRA will also grant BAT a contractual top‑up right (the “Top-Up Right”) that will allow BAT to maintain its partially diluted ownership percentage following certain exempt distributions made by the Company.

The Top‑Up Right will apply only in circumstances where the Company completes an exempt distribution and BAT does not exercise its Pre‑Emptive Right in advance of that issuance. In such cases, the Amended & Restated IRA will grant BAT the right to subscribe for an additional number of Common Shares or convertible securities to restore BAT’s ownership percentage to the level that existed immediately prior to the exempt distribution and will not permit BAT to increase its ownership above that level.

The Top‑Up Right will remain available only for so long as BAT continues to beneficially own at least 10% of the Common Shares on a partially diluted basis.

Transfers of Shares

For a period of 18 months following the date of the Amended & Restated IRA, BAT has agreed not to transfer its Common Shares of the Company, subject to the following exceptions: (i) transfers to affiliates, (ii) transfers under a bona fide take-over bid, a plan of arrangement or other business combination; (iii) transfers in the event that the Company or its affiliates engage in any restricted activity or breach the Amended & Restated IRA in any material respect and such breach is not cured within the applicable cure period; or (iv) transfers following a change in law or its interpretation thereof, which creates a reasonable prospect that BAT’s continued holding of its Common Shares will be in breach of such law.

Minority Protections

The Amended & Restated IRA will provide BAT the right to approve certain actions proposed to be taken by the Company, for so long as BAT beneficially owns 10% of the issued and outstanding Common Shares (on a partially-diluted basis). Without the consent of BAT, the Company shall not: (i) adopt any plan or proposal for complete or partial liquidation, dissolution or winding-up of the Company; (ii) create, authorize the creation of, issue or obligate itself to issue any other equity security, equity-linked securities or convertible securities of the Company, or recharacterize, reclassify, alter or amend any existing securities of the Company, to have rights, privileges, preferences, powers, restrictions and conditions senior to the Common Shares; (iii) seek to voluntarily delist its Common Shares from the TSX or NASDAQ; and (iv) create, incur, assume or otherwise become liable for any indebtedness for borrowed money that exceed, in the aggregate, US$10,000,000.

A copy of the Subscription Agreement is attached hereto and incorporated herein by reference as Exhibit 10.1, a copy of the form of Amended and Restated IRA is attached hereto and incorporated herein by reference to Schedule C to the Subscription Agreement, and a copy of the Amendment and Conversion Notice is attached hereto and incorporated herein by reference to Schedule D to the Subscription Agreement.

The Subscription Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual, business or operational information about the parties thereto. The representations, warranties and covenants contained in the Subscription Agreement were made only for purposes of such Subscription Agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures: (i) exchanged between the parties in connection with the execution of the Subscription Agreement and (ii) contained in the disclosure schedules to the Subscription Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk among the parties to the Subscription Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Subscription Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Additional Information and Where to Find It
In connection with the proposed transaction, the Company will file with the U.S. Securities and Exchange Commission (the "SEC") a preliminary proxy statement and a definitive proxy statement, each on Schedule 14A and may file other documents with the SEC regarding the proposed transaction. This release is not a substitute for the proxy statement or any other document that the Company may file with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, THE COMPANY ARE URGED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT CHARLOTTE’S WEB AND THE PROPOSED TRANSACTION AND RELATED MATTERS. When available, the definitive proxy statement and other relevant materials for the proposed transaction will be mailed or otherwise made available to stockholders of the Company as of April 6, 2026. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company at 700 Tech Court, Louisville, CO 80027 or by telephone at (720) 484-8930.
Participants in the Solicitation
The Company and its directors and executive officers, and other members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information regarding the persons who may be deemed participants in the solicitation of proxies in connection with the proposed transaction will be set forth in the proxy statement when it is filed with the SEC. You can find more information about the Company's directors and executive officers in its Annual Report for the year ended December 31, 2025, on Form 10-K filed with the SEC on March 31, 2026 and the Company's Definitive Annual Meeting Proxy Statement filed with the SEC on April 29, 2025. You may obtain a free copy of these documents as indicated above.
No Offer or Solicitation
This Current Report on Form 8-K shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Exhibit No.	Description

10.1	Subscription Agreement dated March 30, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHARLOTTE’S WEB HOLDINGS, INC.

Date: April 1, 2026	By:	/s/ Erika Lind
Erika Lind
Chief Financial Officer and Corporate Secretary